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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This Agreement is made this third day of September, 2003, by and between North Country Financial Corporation, a Michigan corporation, (the "Corporation") and, Kelly W. George (the "Employee").

         WHEREAS, the Board of Directors of the Corporation believes that the future services of the Employee in the capacity of Senior Vice President and Chief Lending Officer will be of great value to the Corporation;

         WHEREAS, the Corporation operates a wholly owned commercial banking subsidiary known as North Country Bank & Trust Company which is engaged in the general business of banking, hereinafter the "Bank"; and

         WHEREAS, the Bank is presently the subject of a Cease and Desist Order issued by the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Services; and

         WHEREAS, the Employee is willing to serve in the employ of the Corporation and the Bank on a full-time basis for the term of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

1.       Term -- Agreement to Serve

         The Corporation hereby employs for itself, the Bank and or any additional subsidiaries (hereinafter sometimes collectively referred to as the "Corporation"), the services of Employee for a period commencing as of the date first written above and terminating August 31, 2005 (the "Termination Date"), subject to the rights of earlier termination hereinafter set forth, to perform the duties of Senior Vice President and Chief Lending Officer for the Corporation and the Bank. The Employee hereby accepts such employment in consideration of the compensation and the other terms and conditions herein provided, and agrees to serve the Corporation well and faithfully and to devote his best efforts to such employment as long as it shall continue hereunder. During the period of such employment, the Employee will devote his substantial full-time attention -- reasonable vacations, periods of illness and the like excepted -- to the affairs of the Corporation.

2.       Base Salary and Fringe Benefits

         Except as otherwise provided herein, as compensation for these services hereunder, the Corporation will pay to Employee, in installments and on dates in accordance with its normal payroll, during the period of his employment hereunder, a base salary at the aggregate rate of one hundred seventy-five thousand ($175,000) per annum, subject to the

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         right of the parties, by mutual agreement, to adjust such rate upward in respect of any future period after the date hereof, (hereinafter referred to as "Base Pay").

         In addition the Corporation shall:

         (a) Pay (i) a cash retention bonus in the amount of seven thousand five hundred dollars ($7,500) to Employee upon his commencement of employment with the Corporation, and (ii) a cash bonus equal to one year of Employee's Base Pay if, during the term of this Agreement, the Bank is no longer subject (whether or not the Bank has received formal notice of such) to any formal or informal enforcement action including cease and desist orders, written agreements or memorandum of understanding by any federal or state banking regulatory agency.

         (b) Provide four (4) weeks paid vacation annually beginning January 1, 2004, with one (1) week paid vacation during the period of initial employment through December 31, 2003.

         (c) Reimburse fees and expenses incurred in connection with business of the Corporation or the Bank, including fees for attendance at banking related conventions and similar items approved by the President & CEO.

         (d) Provide an automobile allowance in the amount of $450 per month and pay for the insurance, maintenance and gasoline utilized by Employee while in Manistique, Michigan and while traveling to and from Columbus, Ohio, on a bi-monthly basis.

         (e) During the term of this Agreement provide a living allowance to Employee of one thousand dollars ($1,000) per month.

3.       Bonus and Options

         Subject to the rules and regulations applicable thereto, the Corporation shall provide for Employee's participation in any option, incentive employee benefit plans or compensation programs administered by the Corporation or the Bank or under its direction, including any employee bonus plans as may presently exist or are to be placed into effect after the date hereof.

4.       Termination of Employment

         The employment of the Employee under the terms of this Agreement shall cease and terminate as follows:

         (a)      Expiration of Term

                  On the Termination Date; or,

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         (b)      Death

                  On the date of his death; or,

         (c)      Disability

                  Upon receipt by the Employee of written notice from the Corporation that, in its opinion, based on reliable medical evidence, the Employee is unable by reason of permanent physical or mental disability to continue the proper performance of his duties hereunder. For purposes of this Employment Agreement, the Employee's "permanent disability" shall be deemed to have occurred after thirty (30) consecutive days, during which thirty (30) days the Employee, by reason of his physical or mental disability or illness, shall have been unable, in the reasonable opinion of the Corporation, to discharge his duties under this Employment Agreement. The date of permanent disability shall be such thirtieth (30th) day; or,

         (d)      Termination by the Corporation with Cause

                  For Cause at any time by action of the Board. For purposes hereof, the term "Cause" shall mean receipt of any written criticism of the performance of Employee by a regulatory agency having jurisdiction over the Corporation or the Bank, failure of the Employee to satisfactorily perform his duties as determined annually in a written performance review by the President and CEO, or the Employee's willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within thirty (30) days after the Corporation gives notice thereof to the Employee; or,

         (e)      Termination by Employee's Resignation without Good Reason.

                  The Employee may terminate his employment at any time by resignation without Good Reason.

         (f)      Termination by the Corporation without Cause

                  At the election of the Corporation, at any time during the term of this Agreement without cause.

         (g) Termination Other Than for Cause; Resignation by the Employee for Good Reason.

                  If the Company terminates the Employee's employment for any reason other than Cause (as defined in Section 4(c)), or in the event of the Employee's Resignation for Good Reason, the Employee shall be entitled to receive the payments provided for herein. "Resignation for Good Reason" shall mean the termination of this Agreement by the Employee in the event that (i) Employee is required to provide services at a work location other than the Corporation's main office in Manistique,

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                  Michigan, or within a fifty mile radius thereof (ii)
                  Employee's duties are substantially reduced, or (iii) the breach of this Agreement by the Corporation, or (iv) there is any reduction in the Base Pay of Employee, or a reduction in the other benefits provided to the Employee by the Corporation, other than an immaterial change in the benefits provided to Employee resulting from changes in service providers, insurance companies and similar changes affecting all employees generally under the Corporation's health and welfare benefit plans.

         (h)      Payments Upon Termination

                  Upon termination of employment of the Employee pursuant to
                  Section 4(b),(c),(d) or (e) above, the Employee shall be entitled to receive the amount of Base Pay and Benefits (including cash payment for any unused vacation) provided for in Paragraphs 2 and 3 hereof through the date of his termination of employment. In the event of the termination of employment of Employee pursuant to Sections 4(f) or (g) above, the Corporation shall pay to the Employee his Base Pay and other benefits listed in Paragraphs 2 and 3 through the Termination Date, and at Employee's election shall pay the aggregate amount of Base Pay, any accrued bonus, and unused vacation pay otherwise payable to Employee, in a single lump sum at such termination of employment.

5.       Change in Control Provision.

         If during the term of this Agreement or within one (1) year following the Termination Date, the Corporation engages in a Change in Control transaction as hereinafter defined, Employee's employment hereunder shall automatically terminate two (2) months following the consummation of the Change in Control Transaction (if not earlier terminated) and Employee shall receive: (A) the payments provided to Employee upon a termination without cause as set forth in 4(f), and (B) one year of Employee's then Base Pay. In the event of: (X) Employee's termination of employment prior to the Termination Date pursuant to 4(f) or (g), the provisions of this paragraph 5 shall apply notwithstanding such earlier termination of employment, and (Y) the provisions of this paragraph 5 shall not apply and shall be void in the event of termination of employment pursuant to 4(b)(c)(d)(and(e).

         A "Change in Control" shall result if, and shall be deemed to have occurred on the date of, a transaction pursuant to which:

         (a) Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities;

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         (b)      A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;

         (c) During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

         (d) A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of the Corporation immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

         Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i)(a) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i)(a) hereof.

6.       Internal Revenue Code Section 280G.

         In the event the payments required under this Agreement, when added together with any other amounts required to be included by Employee under the provisions of the Internal Revenue Code of 1986, as amended, result in an "Excess Parachute Payment," as that term is defined in
         Section 280G of the Code, then the amount of the payments provided for in this agreement shall be reduced in an amount which eliminates any and all excise tax to be imposed under Section 4999 (or any successor thereto) of the Code.

7.       Right to Other Benefits.

         Except as otherwise specified herein, nothing in this Agreement shall abridge, eliminate, or cause Employee to lose Employee's right or entitlement to any other Corporation benefit to which Employee may be entitled due to his status as an employee under any plan or policy of Corporation on such terms and conditions as are required of any employee under any plan or policy of Corporation. Further, nothing in this Agreement shall create in Employee any greater rights or entitlements, except as specified in this

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         Agreement. The plans and policies referred to in this Paragraph 7 include, but are not limited to, life insurance plans, dental, disability or health insurance benefits, severance policies, club memberships, and accrued vacation pay.

8.       Confidential Information

         Employee shall not at any time, in any manner, while employed by the Corporation or thereafter, either directly or indirectly, except in the course of carrying out the Corporation's business or as previously authorized in writing on behalf of the Corporation, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Corporation's business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures of the Corporation, without regard to whether any or all of such information would otherwise be deemed confidential or material.

9        Non-Assignability

         (a) Except as provided herein, neither party to this Agreement shall have the right to assign this Agreement or any rights or obligations hereunder provided that nothing herein shall prevent the Employee from designating one or more members of his family or a trust or trusts for the members of his family as a beneficiary or beneficiaries entitled to receive payments hereunder as heretofore specified.

         (b) Except as provided above, no title to any payments which shall become due and payable to the Employee, his personal representative or designated beneficiary under the provisions hereof, shall be vested in him or any of them until the actual payment thereof is made to such person by the Corporation in accordance with the provisions of this Agreement. Neither he nor any of them shall have the right or power to transfer, assign, anticipate or encumber any interest in any such payment, prior to the actual receipt thereof from the Corporation. Neither this Agreement, the Corporation nor any person's rights hereunder shall be liable for the debt, contract or engagement of any of them. None of them shall be permitted to appoint any agent or attorney-in-fact and except as provided herein, to collect or receive his share of such payments or any part thereof unless permission to do so shall be specifically granted by the Corporation in writing. The Corporation, in the absence of such written permission, shall not in any manner recognize such appointment, transfer, assignment or encumbrance.

         (c) If the Employee or any personal representative or any designated beneficiary attempts to transfer, assign or encumber his interest in such payments, or any part thereof, prior to the payment or distribution thereof to him or her; or, if any transfer or seizure thereof is attempted to be made or brought through the operation of any bankruptcy or insolvency law, the right of the person taking such action or concerned therein or affected thereby, and who would, but for this

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                  provision, be entitled to receive such payments, or any part thereof, shall forthwith and ipso facto terminate, all rights bestowed on any such person being hereby, on the happening of any such event, expressly revoked; and the Corporation shall thereafter, in its absolute discretion, at such time or times as it deems proper, cause such part of such person's theretofore existing share of such payments to be paid to such person or persons, including the Employee, of any parent, spouse or child of said person, as the Corporation, in its uncontrolled discretion, shall deem advisable; and the remainder of such payments, if any, may be distributed by the Corporation to the person or person who would have been entitled to receive the same if such person had died immediately prior to said attempted transfer, assignment or encumbrance, or attempted transfer or seizure by operation of law.

10.      Binding Effect

         This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation, and any such successor shall be deemed substituted for the Corporation under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Corporation.

11.      Entire Agreement

         This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and cancels any and all other oral or written agreements or understandings between the parties with respect to the subject matter hereof. The Agreement may not be changed orally, but only by agreement in writing signed by both parties.

12.      Authorization for Acts of Corporation

         Any act, request, approval, consent or opinion of the Corporation hereunder shall be authorized, given or expressed by resolution of its Board of Directors.

13.      Arbitration.

         The parties hereto agree to arbitrate any issue, misunderstanding, disagreement or dispute in connection with the terms in effect in this Agreement before one arbitrator mutually agreeable to the parties. The arbitration shall be administered by the National Arbitration Forum ("NAF") and conducted under its rules, except as otherwise provided below. If either party determines that the parties have been unable to agree upon one arbitrator, then such party may appoint one arbitrator and require the other party to appoint a second arbitrator. Whereupon, the two appointed arbitrators shall appoint a third neutral arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the NAF shall select the third arbitrator. Failure by a party to either (i) accept as mutually agreeable, or (ii) appoint an arbitrator, within 30 days of receipt of

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         notice of the appointment of an arbitrator by the other party, shall be deemed as acceptance of arbitration by such single arbitrator. The arbitration shall occur in Manistique, Michigan, or such other place as mutually agreed upon. The prevailing party shall be entitled to recover any and all costs associated with any arbitration proceeding (and any subsequent proceeding to enforce rights thereunder) including the recovery of reasonable attorneys fees. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This arbitration agreement shall be governed by the Michigan Arbitration Act, MCLA Section 600.5001, et seq. Information may be obtained from the NAF on-line at www.arb-forum.com, by calling 800-474-2371 or writing to P.O. Box 50191, Minneapolis, MN, 55405.

14.      Noncompetition and Nonsolicitation Agreement and Business Protection.

         Notwithstanding anything to the contrary contained elsewhere in this
         Agreement:

         (a)      Noncompetition Agreement and Nonsolicitation Agreement

             (i) In view of Employee's importance to the success of the Corporation, Employee and Corporation agree that the Corporation would likely suffer significant harm from Employee's competing with Corporation during Employee's term of employment with Corporation and for some period of time thereafter. Accordingly, Employee agrees that Employee shall not engage in competitive activities while employed by Corporation and during the Restricted Period. Employee shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Corporation, (i) within a seventy-five (75) mile radius of the main office or any branch office of the Bank, render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Corporation or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise within a seventy-five (75) mile radius of the main office or any branch office of the Bank, which competes directly or indirectly with the business of Corporation or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Employee shall not be prohibited from owning less that 5 percent of any publicly traded corporation, whether or not such corporation is in competition with Corporation. For purposes of this Paragraph 14 the term "Restricted Period" shall equal twelve months, commencing as of the date of Employee's termination of employment.

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            (ii)  While employed by Corporation and for a period of twelve months following Employee's termination of employment with Corporation, Employee agrees that Employee shall not, in any manner directly (i) solicit by mail, by telephone, by personal meeting, or by any other means, any customer or prospective customer of Corporation to whom Employee provided services, or for whom Employee transacted business, or whose identity become known to Employee in connection with Employee's services to Corporation (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or its affiliates or reduce or refrain from doing any business with the Corporation or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Corporation or its affiliates and any such customer or prospective customer. The term "solicit" as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of Corporation and its subsidiaries.

            (iii) While employed by Corporation and for a period of twelve months following Employee's termination of employment with Corporation, Employee agrees that Employee shall not, in any manner directly solicit any person who is an employee of Corporation or any of its affiliates to apply for or accept employment or a business opportunity with any other person or entity in which he has an ownership interest or directly or indirectly receives compensation therefrom.

            (iv) The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets or Michigan Law where it provides broader protection than that provided herein.

         (b)      Confidential Information

         Employee has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Corporation and its affiliates, and those of third-parties that is not generally disclosed to persons not employed by Corporation or its subsidiaries. Such information (referred to herein as the "Confidential Information") may have been or may be provided in written form or orally. Employee shall not disclose to any other person the Confidential Information at any time during his employment with Corporation or after the termination of his employment, provided that Employee may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of Corporation who, in Employee's reasonable good faith judgment, has a need to know the Confidential Information. At Employee's termination of employment, Employee shall return to the Corporation any and all memorandum, notes, records, papers, financial models, flowcharts, work papers, computer codes, software and any other documents relating to the operations of the business of the Corporation or the Bank.

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         (c)      Remedies

             (i) Employee acknowledges that a violation on Employee's part of this Paragraph 14 would cause immeasurable and irreparable damage to Corporation. Accordingly, Employee agrees that notwithstanding Paragraph 13 hereof, Corporation shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Paragraph 14, in addition to any other remedies it may have at law.

             (ii) In addition to Corporation's right to seek injunctive relief as set forth in subsection (i) above of this Section 14(c) in the event that Employee shall violate the terms and conditions of this Paragraph 14, Corporation may: (i) make a general claim for damages and (ii) terminate any payments or benefits payable by Corporation, if applicable, to Employee.

15.      Confidential Information

         Employee shall not at any time, in any manner, while employed by the Corporation or thereafter, either directly or indirectly, except in the course of carrying out the Corporation's business or as previously authorized in writing on behalf of the Corporation, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Corporation's business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures of the Corporation, without regard to whether any or all of such information would otherwise be deemed confidential or material.

16.      Governing Law

         This Agreement is executed and delivered in the State of Michigan and is intended to be interpreted, construed and enforced in accordance with the laws of such State.

17.      Regulatory Approval of Agreement.

         Employee and the Corporation acknowledge and agree that: (i) certain approvals of state and federal banking regulatory agencies are required to be received by the Corporation in order to fully bind the Corporation to the terms hereof; and (ii) the Corporation shall submit this Agreement to any and all state and federal banking regulatory agencies with supervisory and regulatory authority over the Corporation and/or the Bank as soon as practicable following its execution and agrees to use its best efforts to obtain as promptly as practicable any all consents required to permit the full enforcement of the provisions of this Agreement, including the payment of all compensation, benefits, bonuses, and change in control payments of any and all types contemplated herein as may be required by law, regulation, enforcement action or otherwise; (iii) Employee agrees that this Agreement shall not be binding until all required regulatory approvals to which the

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         Corporation is subject have been received; and (iv) Employee acknowledges and agrees that all terms of this Agreement may, to the extent permitted or required by law, applicable banking regulations, or by a written agreement between the Corporation (or Bank) and its (or their) banking regulatory agencies and not otherwise waived in writing, be modified, terminated, or prohibited (from enforcement) by the banking regulatory agencies having jurisdiction or oversight authority regarding the Corporation and the Bank.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by the Chairman of its Board of Directors, and the Employee has signed this Agreement, all as of the date and year first above written.

                                    North Country Financial Corporation

                                   By: /s/ C. James Bess
                                       -----------------------------------------
                                       C. James Bess
                                       President and Chief Executive Officer

                                       /s/ Kelly W. George
                                       -----------------------------------------
                                       Kelly W. George

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